Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA 20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For Media Relations information contact: Dustee Tucker at 571-242-6650 or dtucker@pstrategies.com
For Investor Relations contact: Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com.

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces Third Quarter 2008 Results

Herndon, VA— September 15, 2008 -- SteelCloud, Inc. (Nasdaq: SCLD), a developer and manufacturer of compliance-based technology solutions (the “Company” or “SteelCloud”), announced today financial results for its third quarter of fiscal 2008 (ending July 31, 2008).

Third quarter revenues were approximately $2.6 million in fiscal 2008 compared to approximately $4.0 million in the third quarter in 2007. The net loss was approximately ($942,000) or ($.06) per share for the third quarter in 2008 compared to a net loss of approximately ($673,000) or ($.05) per share for the same period in 2007. Revenues for the nine month period ending July 31, 2008, increased twenty-seven percent (27%) to approximately $16.8 million, as compared to approximately $13.2 million in the nine month period ended July 31, 2007. The net loss for the nine month period ended July 31, 2008, was approximately ($1.6 million) or ($.11) per share compared to a net loss of ($2.0 million) or ($.14) per share for the same period in 2007.

“Our outlook for 2009 remains positive as we are poised to expand our business in new directions although our market continues to be cyclic and is currently mimicking the overall economy,” said Robert Frick, SteelCloud CEO and President. “We are fully executing the strategy that we outlined previously to fuel revenue and growth. We continue to evolve our business model into more complex technical work and develop additional solutions that meet the challenges of our customers.”

Third Quarter Highlights:

•	Professional Services revenues increased 74% from Q3 2007

•	Operating expenses decreased 9% from Q3 2007

•	Cash balance at July 31, 2008 was $1.8 million

•	Working capital at July 31, 2008 was $2.6 million

•	Announced the launch of the SteelWorks Mobile and SteelWorks FedMobile products

Quarterly Conference Call

The Company will hold a conference call at 10:00 AM EDT on Monday, September 15, 2008, to discuss the third quarter results. Mr. Frick will host the call. For investors interested in listening to the earnings call, please dial 866-901-2585, for international calls dial 404-835-7099 and reference SteelCloud. A recording of the earnings call will be available until 11:59 PM EDT, September 25, 2008, and will be accessible by dialing 866-211-4755 (USA) or 404-835-7050 (International) and keying in 4804300#. Press 4 to listen, enter confirmation: 200808273117947#.

About the Company

SteelCloud is a developer and manufacturer of compliance based technology solutions. SteelCloud designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users.  For both the government and commercial markets SteelCloud delivers integration services and software focused on risk management and network management solutions.   SteelCloud’s ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business.  Over its 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction.  SteelCloud can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the reports the Company files with the Securities and Exchange Commission, including but not limited to its annual report on Form 10-K; its quarterly reports on Forms 10-Q; and any current reports on Form 8K. SteelCloud undertakes no obligation to update or correct forward-looking statements.

STEELCLOUD, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	October 31,	July 31,
	2007	2008
ASSETS		(unaudited)
Current assets
Cash and cash equivalents	$2,622,654	$1,806,932
Accounts receivable, net	2,625,372	1,111,274
Inventory, net	1,178,395	1,176,868
Deferred contract costs	83,753	31,536
Prepaid expenses and other current assets	255,924	193,152
Total current assets	6,766,098	4,319,762

Property and equipment, net	802,288	655,799
Equipment on lease, net	323,904	481,824
Other assets	44,053	9,615

Total assets	$7,936,343	$5,467,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,789,329	$988,011
Notes payable, current	12,842	7,450
Unearned revenue	98,255	46,049
Accrued expenses and other current liabilities	1,158,641	677,448
Total current liabilities	3,059,067	1,718,958

Long-term liabilities
Notes payable, long-term	15,442	9,822
Other, including severance obligations	154,520	133,680
Total long-term liabilities	169,962	143,502

Stockholders’ equity
Preferred stock, $.001 par value: 2,000,000 shares authorized, no shares issued and outstanding at October 31, 2007 and July 31, 2008	-	-
Common stock, $.001 par value: 50,000,000 shares authorized, 14,716,934 and 15,116,489 shares issued at October 31, 2007 and July 31, 2008, respectively	14,717	15,116
Additional paid in capital	50,234,099	50,738,768
Treasury stock, 400,000 shares at October 31, 2007 and July 31, 2008	(3,432,500)	(3,432,500)
Accumulated deficit	(42,109,002)	(43,716,844)
Total stockholders’ equity	4,707,314	3,604,540

Total liabilities and stockholders’ equity	$7,936,343	$5,467,000

STEELCLOUD, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended July 31,		Nine Months Ended July 31,
	2007 (restated)	2008	2007 (restated)	2008
Revenues
Products	$3,479,961	$1,715,476	$11,766,032	$14,796,243
Services	487,926	848,995	1,461,765	1,959,334
Total revenues	3,967,887	2,564,471	13,227,797	16,755,577

Cost of revenues
Products	2,635,358	1,300,098	9,294,090	12,351,221
Services	330,597	675,966	985,118	1,596,479
Total cost of revenues	2,965,955	1,976,064	10,279,208	13,947,700

Gross profit	1,001,932	588,407	2,948,589	2,807,877

Selling and marketing	393,269	325,794	1,148,023	927,756
Research and product development	183,144	166,748	477,741	573,861
General and administrative	1,091,372	1,031,726	3,388,051	2,919,519

(Loss) from operations	(665,853)	(935,861)	(2,065,226)	(1,613,259)

Interest (expense) income, net	(7,005)	(5,825)	18,685	5,417

(Loss) before income taxes	(672,858)	(941,686)	(2,046,541)	(1,607,842)

Provision for income taxes	-	-	-	-

Net (loss)	$(672,858)	$(941,686)	$(2,046,541)	$(1,607,842)

(Loss)income per share (basic and diluted):
Basic and diluted (loss) income per share	$(0.05)	$(0.06)	$(0.14)	$(0.11)

Weighted-average shares outstanding:
Basic and diluted	14,293,560	14,595,649	14,277,024	14,426,565